Exhibit 99.1

                  American Spectrum Realty Announces
      Purchase of Multi-Tenant Industrial Park in Houston, Texas

    HOUSTON--(BUSINESS WIRE)--May 1, 2007--American Spectrum Realty, Inc. ("ASR") (AMEX:AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today the purchase of Beltway Industrial Park, a multi-tenant industrial park in Houston, Texas, on April 27, 2007. The project, located in West Houston one mile west of the Beltway 8 and Highway 290 intersection, consists of approximately 400,000 square feet and is currently 73% leased. One of the property's 23 buildings, which accounts for 22,000 square feet of the property, was acquired in March 2007.

    William J. Carden, President and CEO, stated, "We are pleased to add this large industrial project to our portfolio. This acquisition increases our Texas portfolio to nearly 2,000,000 square feet. We plan on acquiring more real estate this year in Houston, Texas, one of our core markets."

    Management and leasing of Beltway Industrial will be handled by personnel in ASR's corporate headquarters located in Houston. Any leasing inquiries should be directed to Ric Holland, Vice President of Investments, at 713-706-6200.

    Acquisition costs were primarily funded with mortgage debt with the remainder in cash. Beltway Industrial Park is American Spectrum's largest industrial project, in terms of square footage, in its portfolio. Major tenants include Commercial Interior Products,
Electro-Tech Industries, South Coast Technology, Inc and GLZ
Distributors LLC.

    American Spectrum Realty, Inc. is a real estate investment and management company that owns 29 office, industrial, and retail properties aggregating over 2.5 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    CONTACT: American Spectrum Realty, Inc.
             Chairman, President and CEO
             William J. Carden, 713-706-6200